VLOV RECEIVES CHINA FASHION WEEK’S ‘MENSWEAR DESIGN AWARD’

XIAMEN, China, March 22, 2010 — VLOV, Inc. (OTC Bulletin Board: VLOV.OB), China-based designer  of VLOV brand men’s apparel , today announced that it was awarded China Fashion Week’s ‘Menswear Design Award’ for 2009.

Since its founding in 1997, China Fashion Week has held 510 fashion shows, 60 professional contests and 12 China Fashion Award Ceremonies. Well known to the industry, China Fashion Week serves as an internationally influential stage for fashion designers and brands alike to unveil the latest trends and showcase new designs. The Awards Ceremony crowned a number of winners, including Annual Best Fashion Designer, Best Professional Model, China’s Top 10 Fashion Designers, China’s Top 10 Professional Models, Best Menswear Design, Best Womenswear Design, and the Top China Fashion Designer Award.

“I would like to thank China Fashion Week’s Organizing Committee for recognizing VLOV,” said Mr. Qingqing Wu, Chairman and CEO of VLOV.  “During the past year, we have focused on evolving and enhancing our brand image by offering more elegant, stylish and chic designs.  We are proud to have received this award, which is a testament to the exceptional design talents we have in-house, as well as the increasing prominence of VLOV as a fashion-forward, lifestyle brand in China.”

About VLOV, Inc.

VLOV, Inc. designs, sources and markets VLOV brand apparel for men ages 15 to 34.  VLOV products are sold at more than 730 points of sale throughout 12 provinces across China.  For more information, please visit www.vlov.com.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Christine Greany
HC International, Inc.
858-523-1732
christine.greany@hcinternational.net
www.hcinternational.net

Howard Gostfrand
American Capital Ventures, Inc.
305-918-7000
hg@amcapventures.com
www.amcapventures.com